Exhibit 99.1

Reynolds Consumer Products Reports Third Quarter 2021 Financial Results

Strong Demand Continues

Pricing to Offset Additional Cost Increases

Accelerating Reyvolution Cost Savings

LAKE FOREST, IL, November 4, 2021 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the third quarter 2021 ended September 30, 2021.

Third Quarter 2021 Highlights

•	Net Revenues of $905 million, up 10% over Q3 prior year net revenues
•	Net Income of $66 million; Adjusted Net Income of $70 million
•	Adjusted EBITDA of $132 million
•	Earnings Per Share of $0.31; Adjusted Earnings Per Share of $0.33

Net revenues increased 10% on top of record third quarter net revenues in 2020, reflecting pricing to offset increased material costs, strong underlying demand across our business, and approximately two percentage points from a one-time sale of excess raw materials.  Net income was $66 million, down 42% versus last year’s net income, and Adjusted EBITDA was $132 million, down 31% versus last year’s Adjusted EBITDA as price increases lagged increases in material, labor and logistics costs, partially offset by lower SG&A.

“We implemented pricing as planned and delivered another solid quarter in spite of increased staffing and logistics challenges and correspondingly higher labor and logistics costs,” said Lance Mitchell, President and Chief Executive Officer.  “The capacity additions we undertook last year are strengthening our business, and we are taking a wide range of actions in order to return to pre-pandemic levels of profitability.  Our third round of pricing actions was implemented as planned, and a fourth round of pricing goes into effect in early 2022.  We are aggressively managing all controllable costs and accelerating investment in automation and other Reyvolution programs to improve our long-term cost structure.  These and all of our recovery actions reflect our experience generating dependable volume, earnings and cash flow and our confidence in a pronounced recovery in profitability when inflation moderates.”

Segment Results

Reynolds Cooking & Baking

•	Net revenues increased $43 million, or 15%
•	Adjusted EBITDA decreased $7 million, or -11%

Net revenues increased 15%, 11 percentage points of which came from price increases with the remainder driven by a one-time sale of excess raw materials.  Adjusted EBITDA decreased 11%, as price increases lagged increases in material costs.

Excluding the benefit of the one-time sale of excess materials, volume was down approximately 2% due to lapping of last year’s heightened consumption.

New products, including Reynolds Wrap Everyday Non-stick Foil and Reynolds Wrap 100% Recycled Foil, continued to perform well, contributing to record third quarter net sales for Reynolds Cooking & Baking and continued share strength in foil and other Reynolds categories.

Hefty Waste & Storage

•	Net revenues increased $28 million, or 13%
•	Adjusted EBITDA decreased $28 million, or -43%

Net revenues increased 13%, driven by price increases and a 2% volume increase.  Adjusted EBITDA decreased 43%, as increases in material and labor costs outpaced price increases, partially offset by higher volume.

Volume was up as household demand remained strong, and our waste bag business continued to benefit from innovation.

We successfully implemented a second round of price increases across the Hefty portfolio, and our brands continued to perform very well, contributing to record third quarter net sales for Hefty Waste & Storage.  The Hefty portfolio was also expanded to new users through Hefty Fabuloso®, demonstrating continued strength in the quarter, and Hefty EnergyBag® with expansion to the Greater Atlanta market.  The Hefty EnergyBag® program is now available to nearly 1.4 million households across the United States.

Hefty Tableware

•	Net revenues increased $4 million, or 2%
•	Adjusted EBITDA decreased $18 million, or -42%

Net revenues increased 2%, driven by price increases, partially offset by a volume decline of 4%.  Adjusted EBITDA decreased 42%, as price increases lagged increases in material, labor and logistics costs.

Labor shortages at third-party suppliers continued to adversely impact volume, more than offsetting continued strength from higher everyday usage, social gatherings and innovation.

Hefty ECOSAVE™ tableware continued to expand distribution and is now the number one sustainable brand in disposable tableware, according to IRI.  Hefty 28oz food storage containers, cutlery, and private label party cups are also demonstrating strong growth and also contributed to an increased innovation benefit in the quarter.

Presto Products

•	Net revenues increased $15 million, or 11%
•	Adjusted EBITDA decreased $14 million, or -50%

Net revenues increased 11%, driven by price increases, slightly offset by a 1% volume decline.  Adjusted EBITDA decreased 50%, as price increases lagged increases in material, labor and logistics costs.

Presto volume was down 1%, reflecting import delays and lower business to business product sales for the quarter, partially offset by improving food bag category trends and improved Presto private label food bag share.

Presto posted strong share performance across private label waste and food bags and continues to advance in innovation, launching four consumer and five business to business innovations in the quarter.

Year to Date 2021 Highlights

•	Net Revenues of $2,534 million, up 7% over prior year net revenues
•	Net Income of $220 million; Adjusted Net Income of $228 million
•	Adjusted EBITDA of $420 million
•	Earnings Per Share of $1.05; Adjusted Earnings Per Share of $1.09

Net revenues increased 7%, driven by price increases and lower levels of trade promotion.  Net income decreased 12%, and Adjusted EBITDA decreased 19%, as price increases and lower levels of trade promotion lagged increases in material, labor and logistics costs, partially offset by lower SG&A.

Balance Sheet and Cash Flow Highlights

•	At September 30, 2021, our cash and cash equivalents were $70 million, and our outstanding debt was $2,117 million, resulting in net debt of $2,047 million.
•

Capital expenditures were $101 million (includes $25 million for the purchase of a previously leased manufacturing facility) for the nine months ended September 30, 2021 compared to $85 million for the same period in the prior year.

Fiscal Year and Fourth Quarter Outlook

The Company is updating its previously disclosed outlook.

The Company continues to expect high single-digit revenue growth for fiscal 2021, underpinned by pricing, at-home consumption, increases in social gatherings, innovation, and retail replenishment.

The Company estimates 2021 cost pressures in excess of $450 million (previously in excess of $400 million) and has narrowed the range of expected 2021 earnings to reflect these pressures.  Rates for resin have not eased since July as forecasted, and aluminum rates are higher versus July levels.  Labor and logistics costs have also exceeded forecasts since July.

The Company now expects the following results for its fiscal year ending December 31, 2021:

•	Net revenues to grow high single digits on $3,263 million in the prior year
•	Net Income to be in the range of $309 million to $324 million; Adjusted Net Income to be in the range of $321 million to $336 million
•	Adjusted EBITDA to be in the range of $590 million to $610 million
•	Earnings Per Share to be in the range of $1.47 to $1.54 per share; Adjusted Earnings Per Share to be in the range of $1.53 to $1.60 per share
•	Net Debt to be approximately $1.9 billion at December 31, 2021

The Company is expecting revenue growth in the mid to high teens for its fourth quarter, driven primarily by recent price increases and anticipated volume above Q4 2020 levels.

The Company expects sequential margin improvement in the fourth quarter but continued short-term earnings pressure, primarily driven by increases in material, labor and logistics costs in excess of price increases implemented during the third quarter.  The Company also assumes continued effectiveness mitigating staffing, third-party manufacturing and logistics related disruptions.

The Company expects the following results for its fourth quarter ending December 31, 2021:

•	Net revenues to grow in the mid to high teens on $888 million in the prior year
•	Net Income to be in the range of $89 million to $104 million; Adjusted Net Income to be in the range of $93 million to $108 million
•	Adjusted EBITDA to be in the range of $170 million to $190 million
•	Earnings Per Share to be in the range of $0.42 to $0.49 per share; Adjusted Earnings Per Share to be in the range of $0.44 to $0.51 per share

“We expect 2021 to be another year of record net revenues and are updating our previously disclosed outlook to reflect additional inflationary pressures and increased staffing and logistics related challenges,” said Michael Graham, Chief Financial Officer.  “Material, labor and logistics costs have increased since July, and we have announced a fourth round of pricing effective in the first quarter of 2022.  This extends the timing of full recovery of material cost increases but only strengthens our resolve to return to pre-pandemic levels of profitability.  In addition to pricing, we are tightly managing all controllable costs and accelerating investment in automation and other Reyvolution cost savings programs.  We intend to continue investing in growth and improvements to our cost structure and expect a pronounced recovery in profitability when inflation moderates.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on November 30, 2021, to shareholders of record as of November 16, 2021.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) on Thursday, November 4, 2021. Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally. A telephone replay will be available approximately two hours after the call concludes through Thursday, November 18, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13723799.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived for 30 days.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and disposable tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fourth quarter and fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and other strategies and anticipated trends in our business, including expected levels of increases in commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(amounts in millions, except for per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net revenues	$876	$797	$2,455	$2,286
Related party net revenues	29	26	79	89
Total net revenues	905	823	2,534	2,375
Cost of sales	(723)	(558)	(1,952)	(1,669)
Gross profit	182	265	582	706
Selling, general and administrative expenses	(77)	(97)	(244)	(260)
Other expense, net	(5)	(5)	(10)	(26)
Income from operations	100	163	328	420
Interest expense, net	(12)	(13)	(36)	(57)
Income before income taxes	88	150	292	363
Income tax expense	(22)	(37)	(72)	(112)
Net income	$66	$113	$220	$251

Earnings per share:
Basic	$0.31	$0.54	$1.05	$1.24
Diluted	$0.31	$0.54	$1.05	$1.24

Weighted average shares outstanding:
Basic	209.7	209.7	209.7	202.7
Effect of dilutive securities	0.1	0.1	0.1	0.1
Diluted	209.8	209.8	209.8	202.8

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited) As of September 30, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$70	$312
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	319	292
Other receivables	6	9
Related party receivables	10	8
Inventories	615	419
Other current assets	21	13
Total current assets	1,041	1,053
Property, plant and equipment (net of accumulated depreciation of $740 and $692)	656	612
Operating lease right-of-use assets, net	55	61
Goodwill	1,879	1,879
Intangible assets, net	1,069	1,092
Other assets	33	25
Total assets	$4,733	$4,722
Liabilities
Accounts payable	$252	$185
Related party payables	35	41
Current portion of long-term debt	25	25
Accrued and other current liabilities	156	181
Total current liabilities	468	432
Long-term debt	2,092	2,208
Long-term operating lease liabilities	46	51
Deferred income taxes	335	326
Long-term postretirement benefit obligation	55	53
Other liabilities	43	37
Total liabilities	$3,039	$3,107
Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,382	1,381
Accumulated other comprehensive income	3	1
Retained earnings	309	233
Total stockholders' equity	1,694	1,615
Total liabilities and stockholders' equity	$4,733	$4,722

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(amounts in millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash provided by operating activities
Net income	$220	$251
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	81	72
Deferred income taxes	8	56
Unrealized losses on derivatives	—	1
Stock compensation expense	5	4
Change in assets and liabilities:
Accounts receivable, net	(27)	(275)
Other receivables	3	—
Related party receivables	(2)	3
Inventories	(197)	17
Accounts payable	64	34
Related party payables	(6)	(23)
Related party accrued interest payable	—	(18)
Income taxes payable / receivable	(7)	2
Accrued and other current liabilities	(20)	28
Other assets and liabilities	—	(5)
Net cash provided by operating activities	122	147
Cash used in investing activities
Acquisition of property, plant and equipment	(101)	(85)
Net cash used in investing activities	(101)	(85)
Cash (used in) provided by financing activities
Repayment of long-term debt	(119)	(112)
Dividends paid	(144)	(77)
Proceeds from long-term debt, net of discounts	—	2,472
Repayments of PEI Group Credit Agreement	—	(8)
Advances from related parties	—	240
Repayments to related parties	—	(3,627)
Deferred debt transaction costs	—	(28)
Proceeds from IPO settlement facility	—	1,168
Repayment of IPO settlement facility	—	(1,168)
Issuance of common stock	—	1,410
Equity issuance costs	—	(69)
Net transfers to Parent	—	(14)
Net cash (used in) provided by financing activities	(263)	187
Effect of exchange rate on cash and cash equivalents	—	—
Net (decrease) increase in cash and cash equivalents	(242)	249
Cash and cash equivalents at beginning of period	312	102
Cash and cash equivalents at end of period	$70	$351

Cash Paid:
Income Taxes	72	54

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

(In millions)	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total Reynolds Consumer Products
Net revenues for the three months ended September 30:
2021	$328	$237	$196	$151	$(7)	$905
2020	285	209	192	136	1	823
Adjusted EBITDA for the three months ended September 30:
2021	$56	$37	$25	$14	$—	$132
2020	63	65	43	28	(7)	192

(In millions)	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total Reynolds Consumer Products
Net revenues for the nine months ended September 30:
2021	$902	$651	$582	$420	$(21)	$2,534
2020	824	604	556	401	(10)	2,375
Adjusted EBITDA for the nine months ended September 30:
2021	$167	$127	$104	$52	$(30)	$420
2020	169	183	120	80	(33)	519

(1)

The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended September 30, 2021 vs. the Three Months Ended September 30, 2020

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	11%	4%	15%
Hefty Waste & Storage	11%	2%	13%
Hefty Tableware	6%	(4)%	2%
Presto Products	12%	(1)%	11%
Total RCP	10%	-	10%

Components of Change in Net Revenues for the Nine Months Ended September 30, 2021 vs. the Nine Months Ended September 30, 2020

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	7%	2%	9%
Hefty Waste & Storage	7%	1%	8%
Hefty Tableware	5%	-	5%
Presto Products	8%	(3)%	5%
Total RCP	7%	-	7%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude, as applicable, unrealized gains and losses on commodity derivatives and IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus, as applicable, the sum of IPO and separation-related costs, the impact of a tax legislation change under the CARES Act enacted March 27, 2020 and any unrealized gains or losses on commodity derivatives.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and fourth quarter 2021, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year and Fourth Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.  In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our fourth quarter and full year 2021 Adjusted EBITDA outlook and our 2021 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)		(in millions)
Net income – GAAP	$66	$113	$220	$251
Income tax expense	22	37	72	112
Interest expense, net	12	13	36	57
Depreciation and amortization	27	24	81	72
IPO and separation-related costs (1)	5	5	11	26
Unrealized losses on derivatives (2)	—	—	—	1
Adjusted EBITDA (Non-GAAP)	$132	$192	$420	$519

(1)      Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our condensed consolidated statements of income.

(2)      Reflects the mark-to-market movements in our commodity derivatives.

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$66	210	$0.31	$113	210	$0.54
Adjustments:
IPO and separation-related costs (1)	4	210	0.02	4	210	0.02
Adjusted (Non-GAAP)	$70	210	$0.33	$117	210	$0.56

(1)

Amounts are after tax, calculated using a tax rate of 24.6% and 24.5% for the three months ended September 30, 2021 and 2020, respectively, which is our effective tax rate for the periods presented excluding discrete tax items.

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$220	210	$1.05	$251	203	$1.24
Assume full period impact of IPO shares (1)	—	—	—	—	7	—
Total	220	210	1.05	251	210	1.20
Adjustments:
IPO and separation-related costs (2)	8	210	0.04	19	210	0.09
Impact of tax legislation change from the CARES Act	—	—	—	23	210	0.11
Unrealized losses on derivatives (2)	—	—	—	1	210	0.00
Adjusted (Non-GAAP)	$228	210	$1.09	$294	210	$1.40

(1)

Represents incremental shares required to adjust the weighted average shares outstanding for the period to the actual shares outstanding as of September 30, 2020. We utilize the shares outstanding at period end as if they had been outstanding for the full period rather than weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)

Amounts are after tax, calculated using a tax rate of 24.6% and 24.5% for the nine months ended September 30, 2021 and 2020, respectively, which is our effective tax rate for the periods presented excluding the 2020 one-time discrete expense associated with the legislation change from the CARES Act and other discrete tax items.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of September 30, 2021

Current portion of Long-Term debt	$25
Long-Term debt	2,092
Total Debt	2,117
Cash and Cash Equivalents	(70)
Net Debt (Non-GAAP)	$2,047

Reynolds Consumer Products Inc.

Reconciliation of Q4 2021 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Q4 2021 - Guidance	$89	$104	210	$0.42	$0.49
Adjustments:
IPO and separation-related costs (1)	4	4	210	0.02	0.02
Q4 2021 - Adjusted Guidance	$93	$108	210	$0.44	$0.51

Reynolds Consumer Products Inc.

Reconciliation of 2021 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Fiscal Year 2021 - Guidance	$309	$324	210	$1.47	$1.54
Adjustments:
IPO and separation-related costs (1)	12	12	210	0.06	0.06
Fiscal Year 2021 - Adjusted Guidance	$321	$336	210	$1.53	$1.60

(1)	Amounts are after tax calculated using a tax rate of 24.6%, which is the Company’s expected tax rate for Q4 and FY 2021.